Exhibit 99.1

Hecla Reports 2012 Fourth Quarter and Year-End Results

25% Increase in 2013 Silver Production Expected with Restart of Lucky Friday Mine

Silver Reserves and Resources Increase for 7th Consecutive Year

For the Period Ended December 31, 2012

For Release: February 25, 2013

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--February 25, 2013--Hecla Mining Company (NYSE:HL) today announced 2012 revenue of $321.1 million and gross profit of $143.5 million with net income applicable to common shareholders of $14.4 million, or $0.05 per basic share, and earnings after adjustments applicable to common shareholders of $34.2 million, or $0.12 per basic share, for the year.1 Full year silver production in 2012 was 6.4 million ounces at a total cash cost of $2.70 per ounce, net of by-products.2

FULL YEAR 2012 HIGHLIGHTS

  Produced 6.4 million ounces of silver.
  Total cash cost of $2.70 per ounce, net of by-products.2
  Operating cash flow of $69.0 million.
  Cash and cash equivalents of $191.0 million at December 31, 2012.
  Year-end silver reserve levels highest in Company history, increasing for the 7th consecutive year, with silver reserves up 2% to 150 million ounces. In addition, mineralized material increased by 7% to 22.4 million tons averaging 5.7 ounces of silver per ton and other resources increased by 37% to 23.4 million tons averaging 7.4 ounces of silver per ton.
  Gold mineralized material increased fourfold to 1.7 million tons averaging 0.07 ounces of gold per ton and other resources increased 75% to 13.5 million tons averaging 0.05 ounces of gold per ton.
  Exploration programs in 2012 succeeded in identifying new and highly prospective targets in addition to increasing resources at each of Hecla's pre-development and exploration projects.

FOURTH QUARTER 2012 HIGHLIGHTS

  Net income applicable to common shareholders of $0.6 million, or $0.00 per basic share, and earnings after adjustments applicable to common shareholders of $10.2 million, or $0.04 per basic share.1
  Silver production of 2.1 million ounces at a total cash cost of $3.45 per ounce, net of by-products.2
  Completed cleaning and upgrading of Lucky Friday Silver Shaft. Production has resumed in Q1 2013.
  Declared quarterly common stock dividend of $0.0125 per share of common stock, which includes a regular quarterly common stock dividend of $0.0025 per share and a special dividend of $0.01 per share.

(1) Earnings after adjustments applicable to common shareholders represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of net income applicable to common shareholders (GAAP) to earnings after adjustments can be found at the end of the release.

(2) Total cash cost per ounce of silver represents a non-GAAP measurement. A reconciliation of total cash cost to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

2013 GUIDANCE

  Expected full year 2013 silver production of approximately 8 to 9 million ounces.
  Consolidated company-wide cash costs (based on current metal prices) are expected to be approximately $5.00 per ounce of silver, net of by-products, consisting of approximately $3.25 per ounce at the Greens Creek mine and $11.00 per ounce at the Lucky Friday mine.
  Lucky Friday's costs are expected to be higher in the first half of the year as it proceeds through a restart phase. Per ounce cash costs are expected to be approximately $17.00 in the first half of the year, and are expected to decline to approximately $9.50 per ounce during the second half.
  Expected Company-wide capital expenditures of $152.0 million.
  Expected $51.5 million for 2013 exploration and pre-development expenses.

"This past year, with the Lucky Friday down, Greens Creek generated strong silver production and cash flow to allow record capital investments that are expected to generate not only higher silver production in 2013, but expected organic growth well into the future. For the full year, the Company produced 6.4 million ounces of silver at a cash cost of $2.70 per ounce, still among the lowest costs and highest margins of the major primary silver producers," said Phillips S. Baker, Jr., President and Chief Executive Officer. "In 2013, we are expecting silver production levels to increase more than 25% to approximately 8 to 9 million ounces."

"With MSHA modifying certain orders allowing use of the shaft to the deepest loading pocket, and allowing us to access some of the stopes, we have initiated production of ore and shipped our first concentrates earlier in February. Shaft rehabilitation work will be ongoing and we expect to be in full production in the third quarter. We have done other upgrades and work that we believe make the Lucky Friday a better, more reliable, longer living mine," Mr. Baker added.

"Lastly, our exploration program in 2012 continued to achieve success and grew silver reserves, mineralized material, and other resources. In addition, primarily as a result of our efforts in Mexico, gold mineralized material increased nearly fourfold and other gold resources increased 75%. Meanwhile, our pre-development projects continue to advance toward a planned company-wide goal to produce 15 million ounces of silver production in 2017."

FINANCIAL OVERVIEW

Hecla reported 2012 revenue of $321.1 million and gross profit of $143.5 million. These results were achieved by Greens Creek alone while the Lucky Friday mine was on standby for rehabilitation work on the Silver Shaft and other upgrades. Full year operating cash flow was $69.0 million, which was impacted by the payment of $25.0 million made in connection with our Coeur d'Alene Basin environmental liability settlement that was reached in 2011.

	Fourth Quarter Ended		Twelve Months Ended
HIGHLIGHTS	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
FINANCIAL DATA (000s)
Sales	$81,100	$102,867	$321,143	$477,634
Gross profit	$34,037	$49,826	$143,516	$264,995
Income applicable to common shareholders	$605	$18,431	$14,402	$150,612
Basic income per common share	$—	$0.07	$0.05	$0.54
Diluted income per common share	$—	$0.06	$0.05	$0.51
Net income	$743	$18,569	$14,954	$151,164
Cash provided (used) by operating activities	$2,528	$(118,049)	$69,016	$69,891

Hecla completed a record level of capital investment at its existing operations of $36.6 million and $118.2 million for the fourth quarter and twelve-month period ended December 31, 2012, respectively. These included $29.8 million in 2012 for the Silver Shaft rehabilitation and $26.2 million for other work at the Lucky Friday, and record capital investment of $62.2 million at Greens Creek. At Greens Creek, investment was focused on underground mine development and definition drilling, mining fleet replacement, tailings dam expansion, and the construction of expanded and upgraded camp facilities.

Pre-development expenditures totaled $5.7 million and $17.9 million for the fourth quarter and the year ended December 31, 2012, respectively. Pre-development expenditures in the fourth quarter were primarily for infrastructure and engineering and permitting studies at the San Sebastian project in Mexico, the San Juan Silver property in Creede, Colorado, and the Star Complex in the Silver Valley, Idaho.

Exploration expenditures (including corporate development) for the fourth quarter and twelve-month periods were $7.3 million and $31.8 million, respectively.

Metals Prices

Realized silver prices in the fourth quarter of 2012 were $29.20 per ounce, 8% less than that in the same period in 2011, while for the twelve-month period realized prices were 9% lower than the same period in 2011. In the fourth quarter of 2012, there were negative price adjustments of $5.7 million, compared to positive price adjustments of $0.07 million in the fourth quarter of 2011.

Increases in prices in the time period between the shipment of concentrate and final settlement resulted in positive adjustments to provisional settlements of $3.8 million in 2012, compared to net negative price adjustments to provisional settlements of $2.6 million in 2011.

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$32.64	$31.82	$31.15	$35.11
	Realized price per ounce	$29.20	$31.61	$32.11	$35.30
Gold -	London PM Fix ($/oz)	$1,719	$1,685	$1,669	$1,569
	Realized price per ounce	$1,647	$1,640	$1,687	$1,592
Lead -	LME Cash ($/pound)	$1.00	$0.90	$0.94	$1.09
	Realized price per pound	$1.00	$0.82	$0.96	$1.05
Zinc -	LME Cash ($/pound)	$0.88	$0.86	$0.88	$1.00
	Realized price per pound	$0.91	$0.87	$0.90	$1.00

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at December 31, 2012:

	Pounds Under Contract		Average Price
	(in thousands)		per Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2013 settlements	14,991	6,945	$0.95	$1.00

Contracts on forecasted sales
2013 settlements	35,935	32,794	$0.96	$1.11
2014 settlements	30,203	33,069	$0.98	$1.03
2015 settlements	3,307	23,534	$1.01	$1.06

OPERATIONS OVERVIEW

Production was down year-over-year due to halted production at the Lucky Friday mine during 2012, as well as ground support rehabilitation work at Greens Creek in the first half of 2012. Fourth quarter and full year silver cash cost, net of by-product credits, was $3.45 per ounce and $2.70 per ounce, respectively, compared to $2.28 per ounce and $1.15 per ounce, respectively, in the same period in 2011.

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
PRODUCTION SUMMARY
Silver -	Ounces produced	2,081,328	2,491,224	6,394,235	9,483,676
	Payable ounces sold	1,538,162	1,923,365	5,430,252	8,119,634
Gold -	Ounces produced	15,563	13,745	55,496	56,818
	Payable ounces sold	10,828	10,050	43,133	43,942
Lead -	Tons produced	5,848	8,194	21,074	39,150
	Payable tons sold	3,945	7,046	15,733	33,050
Zinc -	Tons produced	15,584	17,384	64,249	73,355
	Payable tons sold	12,583	15,914	50,895	53,901
Total cash cost per ounce of silver produced (1)		$3.45	$2.28	$2.70	$1.15

(1) Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

Greens Creek Mine - Alaska

Silver production at Greens Creek in 2012 was 6.4 million ounces for the year and 2.1 million ounces in the fourth quarter. The mine demonstrated steady production increases during the course of 2012, producing 2.7 million ounces in the first half of the year, increasing by 37% to 3.7 million ounces in the second half. The decrease in silver production year-over-year is attributable primarily to the ground support rehabilitation work performed in the first half of 2012.

Total cash cost per ounce of silver produced at Greens Creek was $3.45 and $2.70, net of by-products, for the fourth quarter and full year, respectively, compared to $0.42 and negative $1.29, net of by-products, for the same respective periods in 2011. The increase in total cash cost per ounce for the full year was primarily due to higher production costs of $2.03 per ounce, due primarily to increased use of contract miners, and lower by-product credits of $1.84 per ounce. The decrease in by-product credits is due mainly to lower prices for by-product metals.

Lucky Friday Mine - Idaho

The Lucky Friday mine resumed production in the first quarter of 2013, following a one-year shutdown to rehabilitate and enhance the 6100 foot Silver Shaft and rehabilitate ramps and drifts. All mine employees have now been recalled to work and have received extensive safety training. Mine production, which resumed in February, is expected to ramp up to normal levels by mid-year as we perform additional rehabilitation and get necessary clearances from MSHA, with full year production of more than 2 million ounces of silver expected in 2013.

The Lucky Friday #4 Shaft project construction has also resumed, with shaft sinking set-up activities, primary mechanical and electrical systems, and critical lateral development largely complete. Construction work is expected to focus on shaft sinking and station development activities until project completion, which is expected in 2016. Total project capital is expected to be approximately $200 million, with approximately $92 million spent to date.

In 2012, Hecla spent approximately $29.8 million on rehabilitation work and $26.2 million for other capital projects at the Lucky Friday. The Company incurred non-capitalized expenses of $25.3 million, which includes holding costs and #4 Shaft care and maintenance.

RESERVES & RESOURCES

Hecla replaced mined silver production and added additional mineralized material and other resources. Total proven and probable reserves increased 2% to 150 million ounces of silver, mineralized material increased 7% to 22.4 million tons averaging 5.7 ounces per ton and other resources increased 37% to 23.4 million tons averaging 7.4 ounces per ton. In addition, gold mineralized material increased fourfold to 1.7 million tons averaging 0.07 ounces of gold per ton and other gold resources increased 75% to 13.5 million tons averaging 0.05 ounces of gold per ton.

The ore reserves in Table A are based on $26.50 per ounce of silver, $1,400.00 per ounce of gold, and $0.85 per pound of lead and zinc.

EXPLORATION AND PRE-DEVELOPMENT UPDATE

Exploration expenditures were $31.8 million in 2012, including $7.38 million for San Juan Silver, $6.35 million for Lucky Friday/Silver Valley, $5.74 million for Greens Creek, $5.48 million for San Sebastian and $650,000 for Monte Cristo, Nevada.

Pre-development expenditures were $17.9 million including $11.5 million at the San Juan Silver project, $4.77 million at the Star Complex and $1.65 million for the San Sebastian property.

Greens Creek - Alaska

Exploration

Greens Creek exploration, while not replacing reserves this year, made significant progress in growing the potential of the 200 South and NWW zones. 200 South had some of the widest and highest grade intercepts in recent history at the mine. See drill assay highlights in tables at the end of the release. 2013 is expected to be a year of infill drilling in order to develop a mine plan on 200 South and Southwest Bench. Assays were received on surface drilling at Killer Creek that define a 150-foot wide zone of stockwork veins which comprises intervals with silver up to 1.5 ounces per ton and copper up to 5.4%. This, combined with discovery of zinc mineralization 1,500 feet away at the mine contact, might be the turned over roots to a new mineralized zone. Surface drilling at Killer Creek during 2013 is expected to consist of 25,000 feet and is expected to provide additional intercepts in this new mineralized zone.

San Sebastian - Mexico

Exploration

Re-examination of district potential near the past producing Francine Vein at San Sebastian led to the discovery of the Middle Vein during the year. The Middle Vein has both precious metal rich and base metal rich sulfide mineralized zones. The higher-grade gold-silver mineralization forms other resources of 8.8 million ounces of silver and 45,011 ounces of gold that has been outlined through systematic drilling. The base metal rich sulfide mineralization appears similar in character to the Hugh Zone. Mineralization has been traced for approximately 3,000 feet along strike and to a depth of 1,000 feet and the deposit appears open for extension along strike and to depth.

With the new resource for the Middle Vein, and resource additions on the Andrea Vein, the mineralized material for the San Sebastian property has increased to 4.4 million ounces silver, 73,900 ounces gold, 14,640 tons lead and 19,080 tons zinc. Other resources have increased to 23.9 million ounces silver, 159,700 ounces gold, 25,880 tons lead and 36,040 tons zinc. Potential extensions to both the Middle Vein and Hugh Zone structures to the northwest and southeast remain strong and the Middle Vein is open to depth. The Andrea Vein remains open along strike and at depth. Exploration in 2013 is planned to evaluate the North Vein complex in the vicinity of the Middle Vein.

Pre-development

Further scoping studies are in progress to determine the production viability, rate and sequencing of mining the three resource areas and are expected to be completed in the third quarter of 2013. Concurrent with the completion of the scoping studies, a ramp is being engineered for initial construction, expected this year, to allow access to both the Hugh Zone and Middle Vein. Metallurgical, hydrology and geotechnical studies are also all advancing.

San Juan Silver - Colorado

Exploration

While underground drilling in the Equity Vein system at the San Juan Silver property has outlined multiple zones of high-grade, gold and silver-bearing veins, this work has yet to define sufficient tons to be part of a potential operating plan. However, underground drilling through the second quarter of 2013 will follow-up on high-grade surface drill intersections where the Equity and Amethyst mineralization trends converge. While there continues to be potential in the Equity Amethyst system, development of the Bulldog infrastructure will be prioritized in 2013.

Pre-development

Initial scoping studies and economic models confirm continuing advancement of the Bulldog decline. The 2800-foot long decline has now advanced over 800 feet. The expected fourth quarter 2013 completion of the decline will access old workings and the ore body. This access is expected to allow confirmation of the resource and advancement of the ongoing scoping studies.

Silver Valley - Idaho

Exploration & Pre-Development

Rehabilitation of the Star 2000 level was completed in 2012 providing access to exploration platforms. Drilling from these platforms has continued to discover more mineralization at similar grades as found in the resource. Drilling to follow up on higher-grade surface holes located to the east is expected to continue until April when the Star data is expected to be integrated into the Lucky Friday optimization study. After April, no further underground exploration or pre-development is anticipated on the Star in 2013. Some surface drilling in the summer is proposed along the nearby Noonday and You Like trends.

Monte Cristo - Nevada

Exploration

The 6,100 acre Monte Cristo property in Nevada, located along the Walker Lane structural belt within the Gilbert mining district, was acquired in July and hosts epithermal precious metal mineralization. The initial near-surface resource is estimated to be 913,000 tons containing approximately 131,300 ounces of other gold resources at 0.14 ounces per ton gold. The 2013 exploration program is focused on areas outside the identified resource.

Junior Exploration Investment Program

As part of the Company's junior exploration investment program initiated in 2012, Hecla has recently made equity investments in Dolly Varden Silver Corporation (DVSC), Canamex Resource Corporation and Brixton Metals Corporation (Brixton). DVSC has a 36.6 square mile land package in northwestern B.C. and has indicated plans for a substantial drilling program in 2013. Canamex has a 3.28 square mile land package in central Nevada (Nye County) and has indicated plans to continue to follow up on high-grade drill intersections at its Bruner property. Brixton is currently focused on the exploration of the Thorn Project located in the Atlin Mining District in northern British Columbia.

2013 GUIDANCE

Hecla projects company-wide silver production of approximately 8 to 9 million ounces with cash costs, based on current metals prices, of approximately $5.00 per ounce of silver, consisting of approximately $3.25 per ounce at Greens Creek and approximately $11.00 per ounce at Lucky Friday. Lucky Friday's costs are expected to be higher in the first half of the year as it proceeds through a restart phase, decreasing from approximately $17.00 per ounce to approximately $9.50 per ounce during the second half of the year.

Capital expenditures are expected to be approximately $152.0 million divided approximately equally between Greens Creek and Lucky Friday.

Exploration expenditures for 2013 are anticipated to be $27.1 million, with $6.6 million for Greens Creek; $6.31 million for Lucky Friday/Silver Valley; $6.19 million for San Juan Silver, $3.62 million for San Sebastian and $1.43 million for Monte Cristo. Pre-development expenditures for 2013 are anticipated to be $24.4 million with $18.0 million at the San Juan Silver project and $6.4 million for the San Sebastian property.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held today, February 25, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-866-202-4683 or 1-617-213-8846 internationally. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Established in 1891, Hecla Mining Company is one of the largest and lowest-cost primary silver producers in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, prospects and opportunities including reserves, resources, and mineralization, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political and regulatory risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this release, such as “resource,” “other resources,” and “mineralized materials” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Q. You can review and obtain copies of these filings from the SEC's website at www.sec.gov.

HECLA MINING COMPANY
Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Sales of products	$81,100	$102,867	$321,143	$477,634
Cost of sales and other direct production costs	34,682	40,540	134,105	165,573
Depreciation, depletion and amortization	12,381	12,501	43,522	47,066
	47,063	53,041	177,627	212,639
Gross profit	34,037	49,826	143,516	264,995

Other operating expenses:
General and administrative	5,530	3,732	21,253	18,540
Exploration	7,343	7,947	31,822	26,959
Pre-development	5,670	2,694	17,916	4,446
Other operating expense	1,138	1,959	4,423	7,658
Loss on disposition of property, plants, equipment and mineral interests	275	—	275	—
Lucky Friday suspension-related costs	6,564	—	25,309	—
Provision for closed operations and reclamation	1,332	1,864	4,652	9,747
	27,852	18,196	105,650	67,350

Income from operations	6,185	31,630	37,866	197,645

Other income (expense):
Gain (loss) on derivative contracts	(2,344)	(919)	(10,457)	37,988
Gain on sale of investments	—	—	—	611
Loss on impairment of investments	(1,171)	(140)	(1,171)	(140)
Interest and other income (loss)	(206)	4	22	(87)
Interest expense	(864)	(491)	(2,427)	(2,875)
	(4,585)	(1,546)	(14,033)	35,497
Income before income taxes	1,600	30,084	23,833	233,142
Income tax provision	(857)	(11,515)	(8,879)	(81,978)

Net income	743	18,569	14,954	151,164
Preferred stock dividends	(138)	(138)	(552)	(552)

Income applicable to common shareholders	$605	$18,431	$14,402	$150,612

Basic income (loss) per common share after preferred dividends	$—	$0.07	$0.05	$0.54

Diluted income per common share after preferred dividends	$—	$0.06	$0.05	$0.51

Weighted average number of common shares outstanding basic	285,402	280,819	285,375	280,956

Weighted average number of common shares outstanding diluted	299,309	294,133	297,566	297,033

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$190,984	$266,463
Accounts receivable	25,021	20,309
Inventories	28,637	26,195
Current deferred income taxes	29,398	27,810
Other current assets	8,858	21,967
Total current assets	282,898	362,744
Non-current investments	9,614	3,923
Non-current restricted cash and investments	871	866
Properties, plants, equipment and mineral interests, net	996,659	923,212
Non-current deferred income taxes	86,365	88,028
Other non-current assets and deferred charges	1,883	17,317
Total assets	$1,378,290	$1,396,090

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$43,162	$37,831
Accrued payroll and related benefits	10,760	12,878
Accrued taxes	12,321	10,354
Current portion of capital leases	5,564	4,005
Current portion of accrued reclamation and closure costs	19,845	42,248
Other current liabilities	3,335	—
Total current liabilities	94,987	107,316
Capital leases	11,935	6,265
Accrued reclamation and closure costs	93,370	111,563
Other non-current liabilities	40,047	30,833
Total liabilities	240,339	255,977

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	71,499	71,420
Capital surplus	1,218,283	1,215,229
Accumulated deficit	(123,288)	(120,557)
Accumulated other comprehensive loss	(23,918)	(23,498)
Treasury stock	(4,664)	(2,520)
Total shareholders’ equity	1,137,951	1,140,113
Total liabilities and shareholders’ equity	$1,378,290	$1,396,090
Common shares outstanding	285,210	285,290

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	December 31,	December 31,
	2012	2011
OPERATING ACTIVITIES
Net income	$14,954	$151,164
Non-cash elements included in net income:
Depreciation, depletion and amortization	50,113	47,348
Gain on sale of investments	—	(611)
Loss on impairment of investments	1,171	140
Loss on disposition of properties, plants, equipment and mineral interests	275	—
Provision for reclamation and closure costs	1,106	7,004
Deferred income taxes	546	76,944
Stock compensation	3,101	2,073
Amortization of loan origination fees	460	598
Amortization of intangible asset	—	—
(Gain) loss on derivative contracts	29,627	(53,545)
Other non-cash charges, net	1,765	1,209
Change in assets and liabilities:
Accounts receivable	(4,713)	16,531
Inventories	(2,442)	(7,064)
Other current and non-current assets	610	2,164
Accounts payable and accrued liabilities	4,927	1,466
Accrued payroll and related benefits	(2,118)	2,090
Accrued taxes	1,967	(5,688)
Accrued reclamation and closure costs and other non-current liabilities	(32,333)	(171,932)
Other non-current liabilities	—	—
Cash provided by operating activities	69,016	69,891

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(113,096)	(87,546)
Proceeds from sale of investments	—	1,366
Proceeds from disposition of properties, plants and equipment	886	113
Redemptions of restricted cash and investment balances	—	9,448
Increases in restricted cash and investment balances	(5)	(3,200)
Purchases of investments	(5,823)	—
Net cash used in investing activities	(118,038)	(79,819)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	—	5,786
Acquisition of treasury shares	(2,144)	(469)
Dividend paid to common shareholders	(17,121)	(5,592)
Dividends paid to preferred shareholders	(552)	(3,822)
Loan origination fees paid	(750)	(180)
Repayments of capital leases	(5,890)	(2,938)
Net cash used in financing activities	(26,457)	(7,215)
Net decrease in cash and cash equivalents	(75,479)	(17,143)
Cash and cash equivalents at beginning of year	266,463	283,606
Cash and cash equivalents at end of year	$190,984	$266,463

HECLA MINING COMPANY
Production Data

	Fourth Quarter Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
GREENS CREEK UNIT
Tons of ore milled	215,819	191,858	789,569	772,069
Mining cost per ton	$69.28	$50.85	$64.05	$49.31
Milling cost per ton	$30.26	$29.41	$29.35	$30.69
Ore grade milled - Silver (oz./ton)	13.14	13.50	11.13	11.49
Ore grade milled - Gold (oz./ton)	0.11	0.10	0.12	0.12
Ore grade milled - Lead (%)	3.48	3.40	3.49	3.52
Ore grade milled - Zinc (%)	8.31	9.50	9.35	9.81
Silver produced (oz.)	2,081,328	1,990,610	6,394,235	6,498,337
Gold produced (oz.)	15,563	13,745	55,496	56,818
Lead produced (tons)	5,848	5,048	21,074	21,055
Zinc produced (tons)	15,584	16,137	64,249	66,050
Total cash cost per ounce of silver produced (1)	$3.45	$0.42	$2.70	$(1.29)
Capital additions (in thousands)	$17,936	$12,551	$62,184	$41,657
LUCKY FRIDAY UNIT
Tons of ore processed	—	49,638	—	298,672
Mining cost per ton	$—	$67.62	$—	$60.76
Milling cost per ton	$—	$20.79	$—	$16.96
Ore grade milled - Silver (oz./ton)	—	10.80	—	10.69
Ore grade milled - Lead (%)	—	6.80	—	6.51
Ore grade milled - Zinc (%)	—	2.90	—	2.82
Silver produced (oz.)	—	500,614	—	2,985,339
Lead produced (tons)	—	3,146	—	18,095
Zinc produced (tons)	—	1,247	—	7,305
Total cash cost per ounce of silver produced (1)	$—	$9.68	$—	$6.47
Capital additions (in thousands)	$18,713	$15,428	$55,998	$60,454

 (1) Total cash costs per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	7,175	$5,677	$17,262	$10,934
Divided by ounces produced	2,081	2,490	6,394	9,483
Total cash cost per ounce produced	$3.45	$2.28	$2.70	$1.15
Reconciliation to GAAP:
Total cash costs	$7,175	$5,677	$17,262	$10,934
Depreciation, depletion and amortization	12,381	12,501	43,522	47,066
Treatment costs	(21,145)	(22,758)	(73,355)	(99,019)
By-product credits	51,433	53,530	190,916	254,372
Change in product inventory	(3,343)	836	(1,381)	(4,805)
Suspension-related costs	—	2,495	—	4,135
Reclamation and other costs	562	760	663	(44)

Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$47,063	$53,041	$177,627	$212,639

GREENS CREEK UNIT
Total cash costs	$7,175	$829	$17,262	$(8,387)
Divided by ounces produced	2,081	1,990	6,394	6,498
Total cash cost per ounce produced	$3.45	$0.42	$2.70	$(1.29)
Reconciliation to GAAP:
Total cash costs	$7,175	$829	$17,262	$(8,387)
Depreciation, depletion and amortization	12,381	11,032	43,522	41,013
Treatment costs	(21,145)	(19,612)	(73,355)	(79,134)
By-product credits	51,433	46,375	190,916	205,961
Change in product inventory	(3,343)	720	(1,381)	(4,966)
Reclamation and other costs	562	745	663	(81)

Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$47,063	$40,089	$177,627	$154,406

LUCKY FRIDAY UNIT
Total cash costs	$—	$4,848	$—	$19,321
Divided by silver ounces produced	—	500	—	2,985
Total cash cost per ounce produced	$—	$9.68	$—	$6.47
Reconciliation to GAAP:
Total cash costs	$—	$4,848	$—	$19,321
Depreciation, depletion and amortization	—	1,469	—	6,053
Treatment costs	—	(3,146)	$—	(19,885)
By-product credits	—	7,155	—	48,411
Change in product inventory	—	116	$—	161
Suspension-related costs (2)	—	2,495	—	4,135
Reclamation and other costs	—	15	—	37

Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$—	$12,952	$—	$58,233

(1) Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by mining companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

(2) Various accidents and other events resulted in temporary suspensions of production at the Lucky Friday unit during 2011 and throughout 2012. Care-and-maintenance, mine rehabilitation, investigation, and other costs incurred during the suspension periods not related to production have been excluded from total cash costs and the calculation of total cash cost per ounce produced.

HECLA MINING COMPANY
Reconciliation of Net Income Applicable to Common Shareholders (GAAP) to Earnings After Adjustments(1)
(dollars and ounces in thousands, except per share amounts - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income applicable to common shareholders (GAAP)	$605	$18,431	$14,402	$150,612
Adjusting items:
(Gains)/losses on derivatives contracts	2,344	919	10,457	(37,988)
Environmental accruals	382	336	(1,054)	4,990
Provisional price (gains)/losses	5,667	(728)	(3,820)	2,611
Lucky Friday suspension-related costs	6,564	—	25,309	—
Income tax effect of above adjustments	(5,384)	(184)	(11,121)	10,635

Earnings after adjustments applicable to common shareholders	$10,178	$18,774	$34,173	$130,860
Weighted average shares - basic	285,402	280,819	285,375	280,956
Weighted average shares - diluted	299,309	294,133	297,566	297,033
Basic earnings after adjustments per common share	$0.04	$0.07	$0.12	$0.47
Diluted earnings after adjustments per common share	$0.03	$0.06	$0.11	$0.44

(1)  Earnings After Adjustments and Earnings After Adjustments per share are non-GAAP measures which are indicators of our performance.  They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance.  Management believes that earnings after adjustments per common share provides investors with the ability to better evaluate our underlying operating performance.

Table A
Hecla Estimated Ore Reserves and Resources
(As of December 31, 2012)

		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Mine	Tons	(Oz/ton)	(Oz/ton)	(%)	(%)	(Ounces)	(Ounces)	(Tons)	(Tons)
Proven and Probable Reserves
Proven Ore Reserves
Lucky Friday, USA	2,206,600	12.1	—	7.4	2.7	26,778,900	—	163,350	58,560
Greens Creek, USA	12,000	9.3	0.10	2.7	7.8	112,500	1,100	330	930
Subtotal Proven	2,218,600					26,891,400	1,100	163,680	59,490
Probable Reserves
Lucky Friday, USA	1,931,700	14.8	—	8.7	3.2	28,676,000	—	167,390	62,300
Greens Creek, USA	7,845,600	12.0	0.09	3.4	9.0	94,481,200	718,400	267,410	702,300
Subtotal Probable	9,777,300					123,157,200	718,400	434,800	764,600
Total Proven & Probable	11,995,900					150,048,600	719,500	598,480	824,090
Mineralized Material
Lucky Friday, USA (1)	19,028,600	5.7	—	3.8	2.3	108,704,400	—	731,460	440,470
Greens Creek, USA (2)	448,600	5.9	0.12	3.2	7.0	2,650,500	53,500	14,300	31,580
San Sebastian, Mexico (3)	1,297,300	3.4	0.06	1.1	1.5	4,371,000	73,900	14,640	19,080
San Juan Silver, USA (4)	515,500	14.8	—	2.1	1.1	7,619,600	—	10,760	5,820
Star Complex, USA (5)	1,061,200	3.0	—	6.4	7.5	3,235,200	—	68,340	80,100
Total Mineralized Material	22,351,200					126,580,700	127,400	839,500	577,050
Other Resources
Lucky Friday, USA (6)	6,921,900	9.1	—	5.6	2.3	62,651,500	—	384,930	158,240
Greens Creek, USA (7)	3,784,500	11.4	0.10	2.4	6.2	42,977,300	379,200	92,130	233,110
San Sebastian, Mexico (8)	5,695,900	4.2	0.03	0.5	0.6	23,897,400	159,700	25,880	36,040
San Juan Silver, USA (9)	3,078,200	10.7	0.01	1.3	1.1	33,096,400	35,600	40,990	34,980
Star Complex, USA (10)	2,972,300	3.2	—	5.9	5.5	9,377,900	—	174,080	163,480
Monte Cristo, USA (11)	913,300	0.3	0.14	—	—	271,000	131,300	—	—
Total Other Resources	23,366,100					172,271,500	705,800	718,010	625,850

Note: All estimates are in-situ; Rounding may affect totals

(1) Mineralized Material from Gold Hunter and Lucky Friday vein systems diluted and factored for expected mining recovery.
(2) Mineralized Material only in Gallagher orebody, factored for dilution and mining recovery.
(3) Mineralized Material, diluted to minimum mining width of 2.0 meters for Hugh Zone, 1.5 meters for Andrea Vein.
(4) Mineralized Material, diluted to minimum mining width of 6.0 feet for Bulldog.
(5) Mineralized Material, diluted to minimum mining width of 4.3 feet.
(6) Other Resources from Gold Hunter and Lucky Friday vein systems diluted and factored for expected mining recovery.
(7) Other Resources in East Ore, Gallagher, NWW, 200S orebodies, factored for dilution and mining recovery.
(8) Other Resources, diluted to minimum mining width of 2.0 meters for Hugh Zone, 1.5 meters for Andrea & Middle Veins.
(9) Other Resources, diluted to minimum mining width of 6.0 feet for Bulldog.
(10) Other Resources, diluted to minimum mining width of 4.3 feet.
(11) Other Resources, diluted to minimum mining width of 5 feet.

Table B
Assay Results

San Sebastian		Drillhole	Width	Gold	Silver	Width	Gold	Silver
(Mexico)	Area	Number	(Meters)	(g/tonne)	(g/tonne)	(Feet)	(oz/ton)	(oz/ton)
	Middle Vein	SS-387	0.78	0.78	214.1	2.56	0.02	6.24
	Middle Vein	SS-388	0.61	0.80	585.4	2.00	0.02	17.07
	Middle Vein	SS-392	1.01	0.12	152.5	3.31	—	4.45
	Middle Vein	SS-393	0.52	0.43	428.0	1.71	0.01	12.48
	Middle Vein	SS-394	1.11	0.03	68.1	3.64	—	1.99
	Middle Vein	SS-395	1.43	3.33	964.1	4.69	0.10	28.12
	Middle Vein	SS-398	1.09	0.16	219.0	3.58	—	6.39
	Middle Vein	SS-404	2.09	0.71	216.0	6.86	0.02	6.30
	Middle Vein	SS-405	1.41	8.59	2,554.9	4.62	0.25	74.52
	Middle Vein	SS-406	1.31	0.85	329.9	4.30	0.02	9.62
	Middle Vein	SS-411	0.18	5.16	4,900.0	0.59	0.15	142.92

Greens Creek		Drillhole	Width	Gold	Silver
(Alaska)	Zone	Number	(Feet)	(oz/ton)	(oz/ton)	Zinc (%)	Lead (%)
	200 South	GC3337	3.1	0.02	18.3	2.0	0.9
	200 South	GC3483	50.0	0.08	35.9	11.2	4.9
	200 South	GC3490	19.0	0.49	65.8	7.0	3.5
	200 South	GC3500	3.0	0.04	58.2	3.3	1.5
	200 South	GC3503	31.3	0.21	26.5	10.0	2.6
	200 South	GC3516	8.3	0.03	50.3	4.2	2.1
	200 South	GC3457	39.0	0.18	29.7	9.1	3.5
	200 South	GC3469	25.2	0.11	27.3	14.7	5.9
	200 South	GC3500	3.0	0.04	58.2	3.3	1.5
	200 South	GC3506	40.0	0.24	16.5	14.0	4.2
	200 South	GC3512	15.7	0.11	65.4	5.2	2.4
	200 South	GC3517	9.8	0.10	23.7	2.9	1.7
	200 South	GC3471	28.6	0.37	9.8	21.7	11.4
	200 South	GC3501	27.5	0.13	28.1	14.8	8.0
	200 South	GC3482	37.0	0.22	23.0	11.5	4.5
	200 South	GC3486	23.0	0.21	21.8	8.5	3.6
	Gallagher	GC3382	5.1	0.10	14.8	2.0	1.5
	Gallagher	GC3394	10.0	0.09	5.0	14.7	7.7
	Gallagher	GC3530	5.7	0.18	8.4	19.4	7.1
	Gallagher	GC3536	4.5	0.14	11.5	9.9	5.0
	Gallagher	GC3537	10.0	0.23	6.1	13.7	5.1
	Southwest Bench	GC3453	10.5	0.06	91.8	17.7	8.5
	Southwest Bench	GC3456	5.9	0.01	19.1	1.2	0.5
	Lower Southwest	GC3514	11.8	0.18	14.63	15.0	3.3
	5250 Zone	GC3534	20.6	0.18	33.20	22.0	12.2
	5250 Zone	GC3535	15.0	0.09	14.69	7.1	3.2
	5250 Zone	GC3538	30.3	0.28	28.21	14.6	7.4
	5250 Zone	GC3468	8.8	0.10	30.9	7.4	4.4
	9a Zone	GC3371	19.0	0.06	9.0	25.5	10.8
	9a Zone	GC3425	6.6	0.59	25.0	13.2	6.8

San Juan Silver		Drillhole	Width	Gold	Silver
(Colorado)	Vein / Area	Number	(Feet)	(oz/ton)	(oz/ton)

	Amethyst	NAU12161	9.1	0.05	5.1
	Amethyst	NAU12175	2.3	0.03	12.7
	Amethyst	NAU12177	2.9	0.01	11.5
	Amethyst	NAU12178	21.3	0.04	2.9
	Amethyst	NAU12180	4.7	0.01	4.5
	Equity	NAU12183	0.6	0.03	72.5

Silver Valley/Star		Drillhole	Width	Silver
(Idaho)	Vein / Area	Number	(Feet)	(oz/ton)	Zinc (%)	Lead (%)

STAR COMPLEX	STR200-1028	Morning	4.3	1.6	2.7	3.2
	STR200-1034	Morning	4.3	0.6	1.4	1.6
	STR200-1027	Morning Hangingwall	4.3	3.1	0.7	3.3
	STR200-1028	Morning Hangingwall	4.3	1.9	0.3	2.1
	STR200-1026	Morning Hangingwall	4.3	3.7	0.1	1.3
	STR200-1031	Morning Hangingwall	4.3	6.1	6.0	11.9
	STR200-1032	Morning Hangingwall	4.3	1.8	0.2	2.3
	STR200-1033	Morning Hangingwall	4.3	4.6	0.1	6.4
	STR200-1034	Morning Hangingwall	4.3	1.3	1.0	2.5
	STR200-1035	Morning Hangingwall	4.3	1.2	7.2	2.0
	STR200-1035	Morning Hangingwall	4.3	2.1	5.0	3.9
	STR200-1036	Morning Hangingwall	4.3	7.0	0.2	7.2
	STR200-1026	Noonday	4.3	1.6	4.6	4.0
	STR200-1028	Noonday	4.3	3.4	0.9	3.1
	STR200-1035	Noonday	4.3	1.1	3.3	3.5
	STR200-1036	Noonday	4.5	7.7	0.8	4.5
	STR200-1025	Noonday N. Split	4.3	1.7	4.1	4.7
	STR200-1026	Noonday N. Split	4.3	3.9	0.4	10.7
	STR200-1031	Noonday N. Split	4.3	2.5	1.2	3.9
	STR200-1036	Noonday N. Split	4.3	8.1	7.9	7.4

CONTACT:
Hecla Mining Company
James A. Sabala, 208-209-1255
Direct Main: 800-HECLA91 (800-432-5291)
Senior Vice President and CFO
hmc-info@hecla-mining.com
www.hecla-mining.com